ESCROW AGREEMENT


    THIS ESCROW AGREEMENT made and entered into this ____ day of June, 1997, by and between Charthouse Suites Vacation Ownership, Inc., a Florida corporation with offices at 250 N. Patrick Blvd., Brookfield, WI 53045 (hereinafter referred to as "Charthouse"), and William Atkinson, Broker, a Florida Real Estate Broker (hereinafter referred to as "Escrow Agent").

    WHEREAS, Charthouse has rights to a certain property known as Charthouse Suites Hotel, more particularly described on Exhibit A attached hereto and made a part hereof (hereinafter referred to as the "Project"); and

    WHEREAS, Escrow Agent is authorized to act as an escrow agent for timeshare plans established in accordance with the Florida Statutes Chapter 721; and

    WHEREAS, Charthouse desires that Escrow Agent act as escrow agent for the Project pursuant to the terms of this Agreement and in accordance with the laws and provisions of the Florida Statutes Chapter 721. The terms used in this Agreement shall be deemed to have the meanings set forth in the Florida Statutes, Chapter 721.05, as amended.

    NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the sufficiency and validity hereby acknowledged, the parties agree as follows:

1. Representations. The representations set forth above are true and correct.

2. Escrow Account. Charthouse does hereby establish an escrow account with Escrow Agent for the purpose of protecting deposits made by purchasers of the Charthouse Vacation Interests (herein defined as persons contracting with the Charthouse for the purposes of acquiring Charthouse Vacation Interests in the Project).

3.  Receipt and Disbursement of Escrowed Funds.

    A. One hundred percent (100%) of all funds or other property which is received from or on behalf of purchasers shall be deposited with the Escrow Agent. Funds appropriate may be released from escrow only as follows:

        1. Cancellation. (a) In the event a purchaser gives a notice of cancellation pursuant to Florida Statutes Chapter 721.10 in the appropriate time period allowed under Chapter 721 or as otherwise entitled to cancel the sale of the Interest. The funds or property received from or on behalf of the purchaser or the proceeds thereof shall be returned to the purchaser. Such refund shall be made within 20 days of the demand of the purchaser or within five
            (5) days after receipt of funds from the purchaser's cleared check, whichever is later. The Charthouse shall notify Escrow Agent immediately of receipt of a notice of cancellation.

            (b) If the purchaser has received benefits under the contract prior to the effective date of the cancellation the funds or property to be returned to the purchaser may be reduced by the proportion of the contract benefits actually received as set forth in the Charthouse Suites Vacation License Plan, attached hereto.

        2. Purchaser's Default. Following expiration of the 10 day cancellation period if the purchaser defaults in the performance of his obligations under the terms of the contract or such other agreement by which the seller sells the Charthouse Vacation Interests Charthouse shall provide an affidavit to Escrow Agent requesting release of the escrowed funds for the property and shall provide a copy of such affidavit to the purchaser which has defaulted. The Charthouse's affidavit as required herein shall include: (a) Charthouse's statement that the purchaser has defaulted and the Charthouse has not;
            (b) a brief explanation of the nature of the default and the date of its occurrences; (c) a statement that pursuant to the terms of the contract the Charthouse is entitled to the funds held by the escrow; and (d) a statement that Charthouse has not received from the purchaser any written notice of dispute between the purchaser and Charthouse or claimed by the purchaser to the escrow.

        3. Compliance with Conditions. (a) If no cancellation or default has occurred, Escrow Agent may release the escrowed funds or property upon presentation of:

            (1) an affidavit by the Charthouse that it has met
                all of the following conditions:

                (a)  expiration of the cancellation;
                (b) completion of construction (which Charthouse represents has already occurred); and
                (c)  closing.

            (b) Evidence that the timeshare estate is free and
                clear of all the claims of any interest holders other than the claims of interest holders that through recorded instruments are irrevocably made subject to the Charthouse Suites License Plan and the use rights of the purchasers made available through the Charthouse Suites Vacation License Plan or that are subject of a recorded nondisturbance notice to creditors instrument that complies with Chapter 721.08(3) F.S.

4. Investment of Escrowed Funds. Escrow Agent may invest any escrowed funds in securities of the United States Government, or any agency thereof, or in savings or time deposits and institutions insured by an agency of the United States Government. The right to receive the interest generated by any such investment shall be paid to the party to whom the escrowed funds or properties are paid unless otherwise specified by contract.

5. Separate Books and Records. Escrow Agent shall maintain separate books and records for the Project and shall maintain such books and records in accordance with good accounting practices.

6. General Obligations and Duties of the Escrow Agent. Escrow Agent shall maintain the accounts called for in the agreement only in such a manner as to be under the direct supervision and control of the Escrow Agent. A fiduciary relationship shall exist between the Escrow Agent and the purchasers. Escrow Agent shall retain all affidavits received pursuant to this Agreement and as provided in Florida Statutes 721.08 for a period of five (5) years. Escrow Agent shall deliver monthly statements to the Charthouse which statements will indicate the:

    A. The escrowed funds received for the Project and the purchasers who made payments of the funds so deposited;

    B. The funds disbursed for the Project and to whom the funds were disbursed; and

    C. The remaining balance of the funds held in escrow for the Project.

7. Responsibilities of Charthouse. Charthouse agrees that it shall at all times, file all required documents with the Division of Florida Land Sales and Condominiums or any successor thereof (the "Division") and at all times comply with other terms and provisions of the Florida Statutes, Chapter 721 and all other federal, state and local regulations affecting the Project. Charthouse does hereby agree to indemnify and to hold Escrow Agent harmless for any liability of the Escrow Agent which shall occur as a result of a breach or violation of Charthouse or of any term or condition of the Florida Statutes, Chapter 721 or any other rule, regulation or law affecting the Project. Escrow Agent agrees that Division shall have the right, upon reasonable notice, to inspect the books and records of the Escrow Agent regarding monies deposited and disbursed referencing the Project.

8. Other Assurances. Notwithstanding anything contained in this Agreement to the contrary, funds may be released from the escrow following the acceptance and approval by the Director of the Division of other assurances as described in Florida Statutes Chapter 721.08(2).

9. Disputes. In the event that Escrow Agent shall receive conflicting demands for the escrowed funds or property, the Escrow Agent shall promptly notify the Division of the dispute and either, with the consent of all parties, submit the matter to arbitration or, by interpleader, or otherwise seek an adjudication of the matter by court. In the event of any such dispute or in the event of any litigation arising out of any of the terms of this provision of this Agreement, Escrow Agent shall be entitled to recover its reasonable attorney's fees and court costs at trial and appellate levels.

10. Terms and Agreements.

    A. The agreement shall remain in effect unless and until it is canceled (1) upon written notice given by the Charthouse to the Escrow Agent of cancellation of designation of the Escrow Agent to act and serve in such capacity, in which such event, the cancellation shall take effect not later than 30 days after notice to Escrow Agent of said cancellation; or (2) Escrow Agent may resign as Escrow Agent at any time upon giving notice to Charthouse of its desire to do so provided, however, that resignation by the Escrow Agent shall take effect not sooner than 30 days after the giving of notice of resignation.

    B. Upon termination of the duties of the Escrow Agent in either manner described above, Charthouse shall immediately designate a new Escrow Agent and the Escrow Agent shall deliver any and all funds held by it in escrow and any and all contracts or documents and copies, if not the originals, maintained by Escrow Agent to the new Escrow Agent.

    C. Any compensation the Charthouse agrees to pay Escrow Agent for the performance of services provided herein shall not be paid from the principal escrowed or from any interest accruing thereto. Neither shall compensation be automatically deducted from escrowed funds by any financial institution, including the financial institution acting as Escrow Agent.

11. Nonexclusive Agreement. The parties here agree that nothing herein shall prohibit Escrow Agent from serving in a similar capacity on behalf of other developers or persons, provided, however, that any other escrowed funds maintained by the Escrow Agent shall be maintained separately, pursuant to separate books and records for each timeshare plan.

12. Notices. All notices, certificates, requests, demands, materials and other communications hereunder shall be in writing and shall be deemed to have been duly given upon notice thereof by hand to the appropriate addresses set forth below as evidenced by a signed receipt, on the first business day after mailing, by the U.S. registered or certified mail, return receipt requested, postage prepaid addressed as follows:

    If to the Charthouse:     Charthouse Suites Vacation
                              Ownership, Inc.
                              250 Patrick Boulevard
                              Brookfield, WI  53045
                              Attention:  Mr. Michael Sweet

    If to Escrow Agent:       Mr. William Atkinson
                              348 Bahia Vista Drive
                              Indian Rocks Beach, FL
                                        33785

13. Binding Agreement. The agreement shall be binding upon Charthouse and Escrow Agent and their successors and assignees.

14. Fees and Expenses of the Escrow Agent. The Escrow Agent acknowledges that upon the execution and delivery of this Agreement the full amount of all of the fees and expenses which are or will become due to it for the performance of its obligations throughout the term of this Agreement have been paid to it or that arrangements satisfactory to it for the payment of those amounts have been made. Upon the end of each calendar quarter, the Escrow Agent as a fee for sevices rendered under this Agreement shall be paid $10 by Charthouse for each purchaser who deposits funds in the escrow account, plus all ordinary and reasonable out of pockets expenses and disbursements. The Escrow Agent has no lien upon funds held pursuant to this Agreement or for payment of its fees or services under this Agreement or for payment of any other amounts due it for whatever reason. Without limiting the foregoing, the Escrow Agent expressly waives any right of setoff or counterclaim against the escrow funds. Notwithstanding any of the foregoing, monies in the escrow funds may be used to pay fees incurred in the ordinary course with disbursements of the escrow funds, including, but not limited to, wire transfer fees.

The Escrow Agent shall not be liable to Charthouse, except for its own gross negligence or willful misconduct. The Charthouse shall indemnify and hold the Escrow Agent harmless from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys fees and disbursements arising out of and in connection with the Agreement ("Indemnifiable Expenses"), except to the extent that such Indemnifiable Expenses are based upon gross negligence or willful misconduct claims against the Escrow Agent that are successfully asserted.

The Escrow Agent may rely on any notice, instrument or other written communication delivered to it in accordance with this Agreement. The Escrow Agent shall have no duty to determine the authenticity or correctness of the notice or facts stated therein. The Escrow Agent may assume that any person purporting to give the notice or accept and acknowledge receipt of the notice or to make any statement or execute any document in connection with the provisions of this Agreement has been duly authorized to do so.

15. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The Section headings in this Escrow Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16. Interpretation. Unless the context requires otherwise, all words used in this Escrow Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

17. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, and the application of such provision, clause or part under other circumstances, shall not be affected thereby.

18. Governing Law. This Agreement shall be construed and interpreted according to the internal laws of the State of Florida.

19. Amendment. No amendment of this Agreement shall be effective unless in writing and signed by all of the parties hereto.

20. Entire Agreement. This Agreement and the other documents referred to herein or therein constitutes the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

21. No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement. The parties assume no liability to any third party because of any reliance on the representation, warranties and agreements of the parties contained in this Agreement.

    IN WITNESS WHEREOF, Charthouse and Escrow Agent have caused this Escrow Agreement to be executed in their respective corporate names by the undersigned authorized officers this ___ day of June, 1997.



Charthouse                         ESCROW AGENT:  William Atkinson
CHARTHOUSE SUITES VACATION
OWNERSHIP, INC.

By: __________________________     By: ___________________________
Its:__________________________